NEWMARKET CORPORATION ANNOUNCES BOARD CHANGES

Richmond, VA, December 23, 2008 - NewMarket Corporation (NYSE: NEU) announced today that Mr. Sidney Buford Scott will retire as a Director when his current term ends at the 2009 Annual Meeting, after serving 50 years on the Board of Directors. "Buford is our longest serving Director. We are grateful for his many years of service and the sound advice that he has consistently provided the Company over the past five decades. It is an extraordinary achievement and we will miss his wise counsel," said Bruce C. Gottwald, Chairman of the Board.

The company also announced that Mr. Mark M. Gambill has been appointed to the Board of Directors, effective January 1, 2009. Mr. Gambill is currently Managing Director and Chairman of Cary Street Partners, a financial advisory and wealth management firm. He will also be a member of the Audit Committee of the Board. It is anticipated that Mr. Gambill will also stand for election at the 2009 Annual Meeting of NewMarket Shareholders. "We are fortunate to have a person with Mark's strong financial background and leadership experience join our Board, and we look forward to benefiting from his experience and guidance in the future," said Bruce C. Gottwald.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although NewMarket's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices, timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction of the office building for MeadWestvaco Corporation within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A,  "Risk Factors"  of our 2007 Annual Report on  Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made.  New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company.  We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law.  In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

            Investor Relations

            Phone: 804.788.5555

            Fax:     804.788.5688

            Email:  investorrelations@newmarket.com